1. Name and Address of Reporting Person
   Kerley, Greg D.
   2350 N. Sam Houston Parkway East
   Suite 300
   Houston, TX 77032
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwestern Energy Company (SWN)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                       12/20/2001 A             36800       A      $0.0000    64250            D
                                                                               <F1>

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $6                                                   12/16/2009 Common                      68250    D
(Right to buy)                                                                 Stock
Stock Options  $7.3125                                              09/11/2008 Common                      20000    D
(Right to buy)                                                                 Stock
Stock Options  $7.4375                                              12/14/2010 Common                      100000   D
(Right to buy)                                                                 Stock
Stock Options  $9.64    12/20/2001 A         12500       12/20/2002 12/20/2011 Common  12500    $0.0000             D
(Right to buy)                                           <F2>                  Stock            <F1>
Stock Options  $9.64    12/20/2001 A         6250        12/20/2002 12/20/2011 Common  6250     $0.0000    18750    D
(Right to buy)                                           <F2>                  Stock            <F1>
Stock Options  $12.5                                                12/17/2007 Common                      11100    D
(Right to buy)                                                                 Stock
Stock Options  $12.8125                                             12/16/2002 Common                      3000     D
(Right to buy)                                                                 Stock
Stock Options  $13.375                                              12/08/2005 Common                      3750     D
(Right to buy)                                                                 Stock
Stock Options  $14.125                                              02/27/2007 Common                      200      D
(Right to buy)                                                                 Stock
Stock Options  $14.625                                              12/14/2004 Common                      50000    D
(Right to buy)                                                                 Stock
Stock Options  $14.75                                               12/11/2006 Common                      4500     D
(Right to buy)                                                                 Stock
Stock Options  $17.125                                              12/14/2003 Common                      3247     D
(Right to buy)                                                                 Stock

Explanation of Responses:

<F1>
Granted in consideration of services as an officer.
<F2>
Option becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date specified in Column 3 or immediately upon a change in control.

SIGNATURE OF REPORTING PERSON
/s/ Greg D. Kerley

DATE
02/07/2002